NORTHEAST UTILITIES                                                   Exhibit 12

Ratio of Earnings to Fixed Charges

(Thousands of Dollars)
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

                                               YEAR         YEAR         YEAR         YEAR         YEAR
                                               1996         1997         1998         1999         2000
                                             ---------    ---------    ---------    ---------    ---------
Earnings, as defined:

    Net income (loss) before
      extraordinary item                     $  38,929    $(129,962)   $(146,753)   $  34,216    $ 205,295
       Income taxes                             96,110        1,948        5,939       98,611      161,725
       Equity in earnings of regional
         nuclear generating and
         transmission companies                 (6,649)      (4,653)      (1,456)      (2,905)     (13,667)
       Minority interest                         9,300        9,300        9,300        9,300        9,300
       Fixed charges, as below                 298,193      291,348      292,622      279,851      311,176
                                             ---------    ---------    ---------    ---------    ---------
    Total earnings, as defined:              $ 435,883    $ 167,981    $ 159,652    $ 419,073    $ 673,829
                                             =========    =========    =========    =========    =========

Fixed Charges, as defined:

    Interest on long-term debt               $ 285,463    $ 282,095    $ 273,824    $ 258,093    $ 200,697
    Other interest                              (7,470)     (10,114)      (4,735)       5,558       98,605
    Rental interest factor - capital            14,100       13,600       18,300       13,700        8,657
    Rental interest factor - 1/3 operating       6,100        5,767        5,233        2,500        3,217
                                             ---------    ---------    ---------    ---------    ---------
    Total fixed charges, as defined          $ 298,193    $ 291,348    $ 292,622    $ 279,851    $ 311,176
                                             =========    =========    =========    =========    =========

Ratio of earnings to fixed charges                1.46         0.58         0.55         1.50         2.17
                                             =========    =========    =========    =========    =========
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